EXHIBIT 99.1

America's Car-Mart Reports Diluted Earnings per Share of $.35 on Revenues of $139 Million

BENTONVILLE, Ark., Feb. 20, 2017 (GLOBE NEWSWIRE) -- America’s Car-Mart, Inc. (NASDAQ:CRMT) today announced its operating results for the third quarter of fiscal 2017.

Highlights of third quarter operating results:

  Net income of $2.8 million – $.35 per diluted share vs. $.47 per diluted share for prior year quarter
  Revenues of $139 million compared to $137 million for the prior year quarter (a 1.0% increase)
  Retail unit sales decrease of 1.3% to 10,866 from 11,013 for the prior year quarter with increased productivity at 25.3 retail units sold per store per month, up from 25 for the prior year quarter
  Average retail sales price increased $30 to $10,629 or 0.3% from the prior year quarter (increased $138 or 1.3% sequentially)
  Gross profit margin percentage increased to 40.8% from 40.3% for the prior year quarter
  Collections as a percentage of average finance receivables of 12.4% compared to 12.9% for the prior year quarter.  The weighted average contract term increased to 31.9 months from 30.9.
  Net Charge-offs as a percent of average finance receivables of 7.8%, up from 6.6% for prior year quarter
  Accounts over 30 days past due decreased to 4.7% from 5.0% at January 31, 2016
  Average percentage of finance receivables current of 79.5% compared to 81.4% at January 31, 2016
  Provision for credit losses of 31.0% of sales vs. 26.9% for prior year quarter
  Selling, general and administrative expenses at 18.7% of sales vs. 19.4% for prior year quarter
  Active accounts base approximately 67,300, an increase of approximately 2,300 from April 30, 2016
  Debt to equity of 49.6% and debt to finance receivables of 25.0%
  Allowance for credit losses at 25% of finance receivables, net of deferred revenue at January 31, 2017

Highlights of nine month operating results:

  Net income of $15.0 million - $1.83 per diluted share vs. $.93 per diluted share ($1.28 per diluted share excluding a $3 million non-cash after-tax charge resulting from an increase to the allowance for credit losses) for prior year period
  Revenues of $435 million compared to $413 million for the prior year period with same store revenue increase of 4.2%
  Retail unit sales increase of 2.5% to 34,990 from 34,138 for the prior year period with productivity at 27.2 retail units sold per store per month, up from 26.4 for the prior year period
  Net Charge-offs as a percent of average finance receivables of 21.8%, down from 22.2% for prior year period
  Provision for credit losses of 28.8% of sales vs. 28.9% of sales (27.6% excluding increase to allowance for credit losses) for prior year period
  Strong cash flows supporting the increase in revenues, the $38.1 million increase in finance receivables, $1.4 million in net capital expenditures and $8.2 million in common stock repurchases (300,838 shares) with a $10.9 million increase in total debt.

“Even though we did see a small top line increase with same store revenue increasing 1.1%, we were a little disappointed with our top line for the quarter. Our expectations were higher going into the quarter and some of the shortfall was most likely related to delays with income tax refunds this year. At the same time, we are certainly seeing some overall softness in the market after so many years of excess lending with significantly extended contract terms. Our customer base has been stuffed with offerings for several years now and we are feeling the negative effects of market conditions,” said William H. (“Hank”) Henderson, Chief Executive Officer of America’s Car-Mart, Inc. (the “Company”). “However, we are addressing our revenue challenges head-on and have made significant recent improvements with lot-level productivity tools to assist our managers with efforts to attract quality customers and improve our closure rates. Additionally, we are in the middle of a top to bottom review of our overall sales and marketing efforts and we are working with an outside firm to assist us in this process. We are optimistic that we will see good solid top line improvements over time as we move forward.”

“Our credit losses were elevated for the quarter, as for the most part we saw increased losses broadly across the Company. Even though we came into the quarter with higher delinquencies, we did expect better credit results for the quarter,” added Mr. Henderson. “While the competitive landscape is still very intense, we continue to work to improve our collection efforts, particularly with our ground level face-to-face interaction with our customers which is so important to our customers’ success.  We have recently added a key position, with support staff, to work with field operators to improve credit results. This team has been instrumental in developing tools to give management better visibility toward efficiencies and the effectiveness of our account representatives as they work to improve customer success rates. We expect these efforts to result in improvements to our credit losses as we move forward.”

“As we have said many times in the past, we have significant opportunities for improvement within our existing network and we will prioritize our efforts in that direction first,” added Mr. Henderson. “We have recently created our General Manager Recruitment and Advancement team and we are seeing some positive benefits in this area.  We continue to believe that we can add new dealerships again at some point in the future when we begin to see the anticipated improvements within our current dealership base. However, we are in the process of winding down three additional dealerships, which began this quarter, and we anticipate a few more closings as we rationalize our individual locations.”

“As Hank mentioned, we certainly have some challenges, but we are addressing them head-on and are committed to improving our Company’s financial performance as we help our customers succeed. In addition to the efforts mentioned above, there are several other very positive initiatives that are helping to improve our results. Our overall improvement with inventory management is allowing us to see solid gross margin percentages with increased turns. Additionally, our continued commitment to leveraging our cost structure is allowing us to drive down our Selling, General and Administrative costs. We are especially proud of this leveraging considering the significant infrastructure investments that we have made over the last few years,” said Jeff Williams, President of America’s Car-Mart, Inc. “Also, the increase in our contract interest rates, effective in May of 2016, has had the intended effect of offsetting some of our higher credit loss results.  We know that we can do much better in this critical area of the business, and we are committed to significant improvement as we look to the future.”

“In the last twelve months, we have added $32 million in receivables, re-purchased almost $12 million of our common stock, and funded $1.7 million in net capital expenditures, all while paying down $3.7 million in debt. Our debt to Finance Receivables ratio is 25% compared to 27.6% at this time last year,” added Mr. Williams. “Our cash-on-cash returns continue to be very strong, and we will always strive to be the very lowest cost operator in the industry while being mindful of the continuing infrastructure investment needs in the key areas of the business. We will continue to re-purchase common stock opportunistically as we move forward.”

Conference Call

Management will be holding a conference call on Tuesday, February 21, 2017 at 11:00 a.m. Eastern Time to discuss third quarter results.  A live audio of the conference call will be accessible to the public by calling (877) 776-4031.  International callers dial (631) 291-4132.  Callers should dial in approximately 10 minutes before the call begins.  A conference call replay will be available two hours following the call for thirty days and can be accessed by calling (855) 859-2056 (domestic) or (404) 537-3406 (international), conference call ID #65955735.

About America's Car-Mart

America’s Car-Mart, Inc. (the “Company”) operates 143 automotive dealerships in eleven states and is one of the largest publicly held automotive retailers in the United States focused exclusively on the “Integrated Auto Sales and Finance” segment of the used car market.  The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in small cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers.  For more information, including investor presentations, on America’s Car-Mart, please visit our website at www.car-mart.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements address the Company’s future objectives, plans and goals, as well as the Company’s intent, beliefs and current expectations regarding future operating performance and can generally be identified by words such as “may,” “will,” “should,” “could, “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” and other similar words or phrases.  Specific events addressed by these forward-looking statements include, but are not limited to:

  new dealership openings;
  performance of new dealerships;
  same store revenue growth;
  future overall revenue growth;
  the Company’s collection results, including but not limited to collections during income tax refund periods;
  repurchases of the Company’s common stock; and
  the Company’s business and growth strategies and plans.

These forward-looking statements are based on the Company’s current estimates and assumptions and involve various risks and uncertainties.  As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements.  Factors that may cause actual results to differ materially from the Company’s projections include, but are not limited to:

  the availability of credit facilities to support the Company’s business;
  the Company’s ability to underwrite and collect its accounts effectively, including but not limited to collections during income tax refund periods;
  competition;
  dependence on existing management;
  availability of quality vehicles at prices that will be affordable to customers;
  changes in financing laws or regulations; and
  general economic conditions in the markets in which the Company operates, including but not limited to fluctuations in gas prices, grocery prices and employment levels.

Additionally, risks and uncertainties that may affect future results include those described from time to time in the Company’s SEC filings. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

America's Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)

			% Change	As a % of Sales
	Three Months Ended		2017	Three Months Ended
	January 31,		vs.	January 31,
	2017	2016	2016	2017	2016
Operating Data:
Retail units sold	10,866	11,013	(1.3)%
Average number of stores in operation	143	147	(2.7)
Average retail units sold per store per month	25.3	25.0	1.2
Average retail sales price	$10,629	$10,599	0.3
Same store revenue growth	1.1%	0.0%
Net charge-offs as a percent of average finance receivables	7.8%	6.6%
Collections as a percent of average finance receivables	12.4%	12.9%
Average percentage of finance receivables-current (excl. 1-2 day)	79.5%	81.4%
Average down-payment percentage	4.3%	5.3%

Period End Data:
Stores open	143	147	(2.7)%
Accounts over 30 days past due	4.7%	5.0%
Finance receivables, gross	$475,354	$443,296	7.2%

Operating Statement:
Revenues:
Sales	$121,263	$121,791	(0.4)%	100.0%	100.0%
Interest income	17,521	15,672	11.8	14.4	12.9
Total	138,784	137,463	1.0	114.4	112.9

Costs and expenses:
Cost of sales	71,836	72,702	(1.2)	59.2	59.7
Selling, general and administrative	22,654	23,568	(3.9)	18.7	19.4
Provision for credit losses	37,645	32,786	14.8	31.0	26.9
Interest expense	1,060	831	27.6	0.9	0.7
Depreciation and amortization	1,059	1,008	5.1	0.9	0.8
Loss on disposal of property and equipment	7	27	(74.1)	-	-
Total	134,261	130,922	2.6	110.7	107.5

Income before taxes	4,523	6,541		3.7	5.4

Provision for income taxes	1,687	2,439		1.4	2.0

Net income	$2,836	$4,102		2.3	3.4

Dividends on subsidiary preferred stock	$(10)	$(10)

Net income attributable to common shareholders	$2,826	$4,092

Earnings per share:
Basic	$0.36	$0.49
Diluted	$0.35	$0.47

Weighted average number of shares used in calculation:
Basic	7,893,737	8,367,728
Diluted	8,175,754	8,615,757

America's Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)

			% Change	As a % of Sales
	Nine Months Ended		2017	Nine Months Ended
	January 31,		vs.	January 31,
	2017	2016	2016	2017	2016
Operating Data:
Retail units sold	34,990	34,138	2.5%
Average number of stores in operation	143	144	(0.7)
Average retail units sold per store per month	27.2	26.4	3.0
Average retail sales price	$10,500	$10,259	2.3
Same store revenue growth	4.2%	1.3%
Net charge-offs as a percent of average finance receivables	21.8%	22.2%
Collections as a percent of average finance receivables	37.9%	40.6%
Average percentage of finance receivables-current (excl. 1-2 day)	80.0%	81.6%
Average down-payment percentage	5.3%	6.1%

Period End Data:
Stores open	143	147	(2.7)%
Accounts over 30 days past due	4.7%	5.0%
Finance receivables, gross	$475,354	$443,296	7.2%

Operating Statement:
Revenues:
Sales	$384,117	$367,056	4.6%	100.0%	100.0%
Interest income	50,717	46,101	10.0	13.2	12.6
Total	434,834	413,157	5.2	113.2	112.6

Costs and expenses:
Cost of sales	225,346	219,385	2.7	58.7	59.8
Selling, general and administrative	68,476	68,932	(0.7)	17.8	18.8
Provision for credit losses	110,467	106,225	4.0	28.8	28.9
Interest expense	3,040	2,383	27.6	0.8	0.6
Depreciation and amortization	3,235	3,056	5.9	0.8	0.8
Loss on disposal of property and equipment	406	46	782.6	0.1	-
Total	410,970	400,027	2.7	107.0	109.0

Income before taxes	23,864	13,130		6.2	3.6

Provision for income taxes	8,901	4,897		2.3	1.3

Net income	$14,963	$8,233		3.9	2.2

Dividends on subsidiary preferred stock	$(30)	$(30)

Net income attributable to common shareholders	$14,933	$8,203

Earnings per share:
Basic	$1.89	$0.97
Diluted	$1.83	$0.93

Weighted average number of shares outstanding:
Basic	7,891,908	8,451,029
Diluted	8,165,931	8,774,334

America's Car-Mart, Inc.
Consolidated Balance Sheet and Other Data
(Dollars in Thousands)

	January 31,	April 30,	January 31,
	2017	2016	2016

Cash and cash equivalents	$254	$602	$590
Finance receivables, net	$363,536	$334,793	$339,069
Inventory	$32,303	$29,879	$42,094
Total assets	$434,651	$406,296	$424,283
Total debt	$118,785	$107,902	$122,490
Treasury stock	$149,710	$141,535	$137,806
Stockholders' equity	$239,318	$228,817	$228,868
Shares outstanding	7,921,954	8,073,820	8,222,763

Finance receivables:
Principal balance	$475,354	$437,278	$443,296
Deferred revenue - payment protection plan	(18,158)	(17,305)	(16,714)
Deferred revenue - service contract	(9,924)	(10,034)	(9,673)
Allowance for credit losses	(111,818)	(102,485)	(104,228)

Finance receivables, net of allowance and deferred revenue	$335,454	$307,454	$312,681

Allowance as % of principal balance net of deferred revenue	25.0%	25.0%	25.0%

Changes in allowance for credit losses:
	Nine months
	ended January 31,
	2017	2016
Balance at beginning of period	$102,485	$93,224
Provision for credit losses	110,467	106,225
Charge-offs, net of collateral recovered	(101,134)	(95,221)
Balance at end of period	$111,818	$104,228

Contacts:
William H. (“Hank”) Henderson, CEO or Jeffrey A. Williams, President and CFO at (479) 464-9944